Exhibit 33.6

Management’s Assessment of Compliance with Applicable Servicing Criteria

1. Carvana Receivables Depositor LLC (the “Depositor”), as depositor, is responsible for assessing compliance with the Applicable Servicing Criteria (defined below) as of December 31, 2021, and for the year ended December 31, 2021 (the “Reporting Period”). The transactions covered by this report consist of all asset-backed securities transactions for which the Depositor acted as depositor involving a pool of fixed rate retail installment contracts used to finance the purchase of used cars and light trucks (the “Platform”). The asset-backed securities transactions included in the Platform are set forth in Appendix A hereto.

2. The Depositor used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess its compliance with the following servicing criteria set forth in paragraph (d) of Item 1122 of Regulation AB (collectively, the “Applicable Servicing Criteria”): (1)(i), (1)(iii), (3)(i)(C), and (d)(4)(iii). All other servicing criteria set forth in paragraph (d) of Item 1122 of Regulation AB are inapplicable to the Depositor based on the activities it performs with respect to the Platform.

4. The Depositor has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2021 and for the Reporting Period with respect to the Platform taken as a whole.

5. Grant Thornton LLP, an independent registered public accounting firm, has issued an attestation report on the Depositor’s assessment of compliance with the Applicable Servicing Criteria as of December 31, 2021 and for the Reporting Period.

March 25, 2022

Carvana Receivables Depositor, LLC

By:	/s/ Mike McKeever
Name:	Mike McKeever
Title:	President
(senior officer in charge of securitization)

Appendix A

Carvana Auto Receivables Trust 2020-P1

Carvana Auto Receivables Trust 2021-N1

Carvana Auto Receivables Trust 2021-P1

Carvana Auto Receivables Trust 2021-N2

Carvana Auto Receivables Trust 2021-P2

Carvana Auto Receivables Trust 2021-N3

Carvana Auto Receivables Trust 2021-P3

Carvana Auto Receivables Trust 2021-N4

Carvana Auto Receivables Trust 2021-P4

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